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                                                                     EXHIBIT 2.4

THIS AGREEMENT is made as of the Effective Date.

BETWEEN:

(1) PHONE.COM, INC. (a Delaware corporation) whose address is 800 Chesapeake Drive, Redwood City, California 94063 ("Phone.com");

(2) PHONE.COM (NEWBURY) LIMITED (formerly Paragon Software Limited) whose registered office is at Unit 6, Vo-tec Centre, Hambridge Lane, Newbury, Berkshire (the "Company");

(3) COLIN CALDER of Ingebrook House, Lower Green, Inkpen, Hungerford, Berkshire RG17 9DW ("Mr. Calder"); and

(4) THE STANLEY TRUSTEE COMPANY LIMITED whose address is at 19/21 Circular Road, Douglas, Isle of Man ("The Stanley Trustee").

WHEREAS

(A) Mr. Calder and The Stanley Trustee entered into the Sale and Purchase Agreement pursuant to which Phone.com, as consideration for the purchase of their shares in Paragon Software (Holdings) Limited, (i) issued the Consideration Stock and Escrow Stock and (ii) agreed to pay Mr. Calder two deferred cash payments amounting to US$17 million;

(B) The Consideration Stock and Escrow Stock is subject to restrictions on registration pursuant to the Registration Rights Agreement;

(C)  Mr. Calder has entered into the Employment Agreement;

(D) Mr. Calder and the Company have agreed to terminate the Employment Agreement and that Mr. Calder will provide consultancy services to the Company; and

(E) the Parties wish to set forth certain of their respective rights, duties and obligations and desire complete accord and satisfaction in respect of such rights, duties and obligations and for all claims arising that they have raised or could have raised to date against each other in respect of such rights, duties and obligations.

WHEREBY IT IS AGREED as follows:

1.   DEFINITIONS AND INTERPRETATION

1.1 In this Agreement the following words and expressions have the meanings set opposite them:
     "Consideration Stock" means the 74,123 Phone.com Shares issued to Mr. Calder and the 1,325,669 Phone.com Shares issued to The Stanley Trustee;

     "Effective Date" means 1 August 2000;

     "Employment Agreement" means the employment agreement entered into between Mr. Calder and the Company, dated 4 March 2000;

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     "Escrow Agent" means Bank of New York;

     "Escrow Agreement" means the escrow agreement entered into between Mr. Calder, The Stanley Trustee, The Bank of New York and Phone.com dated 4 March 2000;

     "Escrow Period" means the period of one year commencing on 4 March 2000;

     "Escrow Stock" means the 18,262 Phone.com Shares and the 326,606 Phone.com Shares issued to the Escrow Agent for transfer to Mr. Calder and The Stanley Trustee respectively at the end of the Escrow Period pursuant, and subject, to Schedule 12 of the Sale and Purchase Agreement;

     "First Lock-Up Period" has the meaning ascribed thereto in Clause 2.1(a) of the Registration Rights Agreement;

     "Parties" means the parties to this Agreement;

     "Patent Indemnity Agreement" means the indemnity agreement entered into between Mr. Calder, The Stanley Trustee and Phone.com dated 4 March 2000;

     "Phone.com Employee Option Scheme" means the Phone.com 1996 Stock Option Plan, as amended from time to time;

     "Phone.com Options" means options to acquire Phone.com Shares;

     "Phone.com Shares" means shares of common stock of Phone.com;

     "Registration Rights Agreement" means the registration rights agreement entered into between Phone.com and the Shareholders (as defined therein), dated 4 March, 2000;

     "Tax Indemnity Agreement" means the indemnity agreement between, Mr. Calder, The Stanley Trustee and Phone.com dated 4 March 2000;

     "Termination Date" means 31 August 2000;

     "Sale and Purchase Agreement" means the sale and purchase agreement entered into among Phone.com, Paragon Software (Holdings) Limited and the Vendors (as defined therein), dated 8 February 2000; and

     "Second Lock-Up Period" has the meaning ascribed thereto in Clause 2.1(b) of the Registration Rights Agreement.

2.   CASH PAYMENT

2.1 Within two business days following the signing of this Agreement, Phone.com shall pay to Mr. Calder a cash sum of US$ 17 million by bank transfer to Citibank, Bank Code: 18-50-02, Account Number: 70040601, which payment shall constitute full discharge of Phone.com's obligation to pay additional consideration under Clause 4.5 of the Sale and Purchase Agreement.

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2.2  In the event that payment is not made in accordance with Clause 2.1, interest will accrue from the due date of payment at the LIBOR rate quoted by Lloyds Bank, London branch..

3.   PHONE.COM STOCK

3.1 As of the Effective Date, Phone.com agrees, in variation of Clause 2.1(b) of the Registration Rights Agreement, that the Second Lock-up Period in relation to the Consideration Stock and the Escrow Stock shall expire on 4 March 2001 in place of 4 September 2001.

4.   ESCROW STOCK

4.1 Notwithstanding Clause 3 of this Agreement, the Escrow Stock shall be held by the Escrow Agent until 4 March 2001 or such longer period as is required in accordance with the terms of Schedule 12 to the Sale and Purchase Agreement. Nothing in this Agreement shall constitute a waiver of any rights of Phone.com against Mr. Calder or The Stanley Trustee under the Sale and Purchase Agreement or acceptance of any breach of the terms thereof and the Sale and Purchase Agreement shall remain in full force and effect save as expressly varied (as between the Parties) by this Agreement.

4.2 Phone.com confirms (but without prejudice to, or in any way waiving, its rights under the Sale and Purchase Agreement) that it has no current intention of making any claim against Mr. Calder or The Stanley Trustee for breach of the Sale and Purchase Agreement.

4.3 Subject to prior receipt of a legal opinion in a form reasonably satisfactory to Phone.com and Cititrust (Mauritius) Limited, Phone.com agrees to the release of The Stanley Trustee from the obligations of the Sale and Purchase Agreement, the Escrow Agreement, the Registration Rights Agreement and the Tax Indemnity Agreement and the assignment of the obligations thereunder to Cititrust (Mauritius) Limited in accordance with the terms of the three agreements annexed in substantially final form as Appendices A,B and C hereto and shall cooperate in a timely manner with all steps required to effect such novation and assignment.

5.   OPTIONS

     Mr. Calder acknowledges and accepts that he has no outstanding Phone.com Options and has, and shall have, no existing or future right to be granted Phone.com Options.

6.   PATENT INDEMNITY RELEASE

     Phone.com hereby releases Mr. Calder and The Stanley Trustee from their obligations under the Patent Indemnity Agreement and the Patent Indemnity Agreement is hereby terminated and shall be of no further force or effect.

7.   TERMINATION OF EMPLOYMENT AGREEMENT

7.1 Mr. Calder and the Company agree to terminate the Employment Agreement as from the Termination Date and no notice of termination shall be required.

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7.2  The Company shall pay to Mr. Calder any outstanding salary and holiday pay and reimburse his reasonable and proper business expenses in respect of his employment with the Company up to the Termination Date less income tax and National Insurance contributions and issue Mr. Calder with his P45, payable within 2 working days of the Termination Date.

7.3 For the avoidance of doubt, clauses 10 to 13 of, and Schedule B to, the Employment Agreement shall remain in full force and effect notwithstanding any other provision of this Agreement.

7.4 In consideration of the payments made under, and other provisions of, this Agreement, Mr. Calder agrees that the terms of this Agreement are in full and final settlement of any claim for unfair dismissal, sex, race or disability discrimination, any claim under the Working Time Regulations 1998, any redundancy payment and of any other claim arising from his employment or its termination and the Company and Phone.com agree that they have no claim against Mr. Calder of any nature arising from the termination of his employment.

7.5 Mr. Calder has taken independent legal advice as to the full nature, terms and effect of this Agreement and in particular its effect on his ability to pursue his rights before an employment tribunal.

7.6 The adviser was and is Mary Georgina Keane of Lawrence Graham, a Solicitor of the Supreme Court whose firm holds a contract of insurance in force covering the risk of a claim by Mr. Calder in respect of loss arising in consequence of the advice.

7.7  The conditions regulating compromise agreements under the provisions of
     Section 203 of the Employment Rights Act 1996, Section 77 of the Sex Discrimination Act 1975, Section 72 of the Race Relations Act 1976, Section 9 of the Disability Discrimination Act 1995 and Regulation 35 of the Working Time Regulations 1998 are satisfied.

7.8 This Agreement is made without admission of liability on the part of the Company or Phone.com.

8.   CONSULTANCY PERIOD

     The Parties agree that as from the Termination Date, Mr. Calder will act as a consultant to the Company upon the following terms:

8.1 the Company shall be entitled to call upon Mr. Calder's services (including, without limitation, his sales knowledge and expertise) at any time subject to giving reasonable notice (such notice not to be less than 5 working days);

8.2 Mr. Calder's fee for his services shall be (Pounds)750 (less income tax and national insurance, if applicable) for each day that he is required to work for the Company;

8.3 the Company shall pay Mr. Calder a minimum of (Pounds)10,000 for his services in September, a minimum of (Pounds)7,500 (representing payment for 10 days' work) for his services in each of October and November 2000 and a minimum of (Pounds)3,750 (representing payment for 5 days' work) for his services in each of December 2000

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     and January 2001 after which the Company shall not be obliged to pay Mr.
     Calder unless it calls upon his services;

8.4 this consultancy shall terminate nine months after the date of this Agreement or by either of the Company or Mr. Calder giving not less than one months notice to the other party save that the Company shall not serve such notice prior to 31 December 2000.

8.5 Mr. Calder shall be entitled to be absent and unavailable to provide services for periods up to two weeks in duration on giving not less than 5 working days' notice;

8.6 The Company shall pay the sums in accordance with this Clause 7 and any expenses reasonably incurred by Mr. Calder in connection with the provision of the services monthly.

9.   ANNOUNCEMENTS

Colin Calder agrees that he will not make any announcement or other communication regarding the terms of this Agreement or otherwise relating to his departure from the Company, without the prior written consent of Phone.com.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the year and the day first above written.

PHONE.COM, INC.


/s/ Ross Bott
-----------------------
By: Ross Bott
Its: COO

PHONE.COM (NEWBURY) LIMITED


/s/ Mark Caroe
-----------------------
By: Mark Caroe
Its: Director


COLIN CALDER

/s/ Colin Calder
-----------------------


THE STANLEY TRUSTEE COMPANY LIMITED

/s/ illegible
-----------------------
By: illegible
Its: Director


/s/ illegible
-----------------------
By: illegible
Its: Director

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